 Exhibit 99.1

Community Bankers Trust Corporation

Reports First Quarter Results for 2012

Glen Allen, VA, April 27, 2012 – Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported net income of $990,000 in the first quarter of 2012. This compared with a net loss of $1.2 million in the first quarter of 2011 and net income of $695,000 in the fourth quarter of 2011. Net income available to common stockholders was $714,000 in the first quarter of 2012, compared with a net loss available to common stockholders of $1.5 million in the first quarter of 2011 and net income available to common stockholders of $423,000 in the fourth quarter of 2011.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “The first quarter was very positive for Essex Bank and our stockholders. We were granted regulatory permission to make both our first TARP dividend payment in almost two years and payments on our trust preferred securities. In addition, we were able to deliver a strong financial performance for the quarter. Our net income increased by over 42% over the previous quarter. Our continued improvement in our net income comes from our intense focus on the critical performance drivers of our business. We continue to decrease nonperforming loans quarter over quarter. We also had solid organic growth in quality new loans in both the commercial business and owner occupied real estate categories, and we are committed to holding total noninterest expenses down.

“We are confident in our ability to continue these positive trends and to accomplish the vision we have laid out to be a strong and vital company. We have taken every possible precaution to not just solve problem credits, but also predict potential problems and reserve for them in advance. Most recently we completed a detailed review of our entire home equity portfolio and set aside additional reserves for those that may have problems if the economy continues to lag. We constantly and consistently work towards resolving existing credit problems, but we are also building new solid relationships with customers in our markets.

“We continue to add experienced loan officers in our major business lines who are aggressively pursuing new relationships for the Bank. As other banks in our markets with less capital are forced to contract, this will allow us the opportunity to gain valuable business. The results of all our work are becoming evident in our financial statements, and we will persist in our endeavors until we generate a strong and competitive return for our stockholders. “

Key highlights for the first quarter of 2012 include the following:

•	Following the receipt of regulatory approval to do so, the Company paid $287,000 to the United States Department of Treasury, representing one quarterly cash dividend with respect to its TARP preferred stock and the outstanding interest on all previously deferred dividend payments. The Company also paid $254,000 to the holders of its trust preferred securities, representing the outstanding and previously deferred interest on those securities.
•	Non-covered nonaccrual loans continue to decline and were $25.6 million at March 31, 2012, down $16.4 million, or 39.1%, from March 31, 2011 and down $2.9 million, or 10.3%, from December 31, 2011.
•	Non-covered loans were $548.8 million at March 31, 2012, an increase of $4.1 million from December 31, 2011 and $34.5 million from March 31, 2011.
•	Noninterest income increased by $395,000 on a linked quarter basis and $349,000 over the same quarter in 2011.
•	Noninterest expense declined $217,000, or 2.5%, on a linked quarter basis and declined $801,000, or 8.7%, from the first quarter in 2011.

•	Non-covered nonaccrual loans as a percentage of total non-covered loans were 4.66% at March 31, 2012, declining from 5.24% at December 31, 2011 and 8.17% at March 31, 2011.

RESULTS OF OPERATIONS

For the quarter ended March 31, 2012, net income available to common stockholders was $714,000, or $0.03 per common share on a diluted basis, compared with a net loss available to common stockholders of $1.5 million, or $0.07 per common share on a diluted basis, for the quarter ended March 31, 2011. The change in earnings was the result of a reduction of $1.2 million in provision for loan losses, an increase of $1.0 million in net interest income, a reduction of $801,000 in noninterest expenses and an increase of $349,000 in noninterest income.

The following table presents summary income statements for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011.

SUMMARY INCOME STATEMENT

(Dollars in thousands)	For the three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest income	$13,809	$13,877	13,394
Interest expense	2,712	2,864	3,311
Net interest income	11,097	11,013	10,083
Provision for loan losses	250	-	1,498
Net interest income after provision for loan losses	10,847	11,013	8,585
Noninterest income	(1,057)	(1,452)	(1,406)
Noninterest expense	8,410	8,627	9,211
Net income/(loss) before income taxes	1,380	934	(2,032)
Income tax (expense) benefit	(390)	(239)	838
Net income (loss)	$990	$695	$(1,194)
Dividends on preferred stock	221	-	-
Accretion of preferred stock discount	55	51	51
Preferred dividends not paid	-	221	221
Net income (loss) available to common stockholders	$714	$423	$(1,466)
Net income (loss) per share available to common stockholders:
Basic	$0.03	$0.02	$(0.07)
Diluted	$0.03	$0.02	$(0.07)

Interest Income

Interest income for the first quarter of 2012 was $13.8 million, a slight decrease of $68,000, or 0.5%, from $13.9 million in the fourth quarter of 2011. Interest and fee income on loans held stable, declining a modest $46,000, and was $11.6 million for each of the first quarter of 2012 and the fourth quarter of 2011. Securities interest income, including interest on federal funds sold and deposits in other banks, declined slightly, $22,000, and was $2.2 million for each quarter.

A decline in the yield on earning assets, from 5.90% in the fourth quarter of 2011 to 5.79% in the first quarter of 2012, was virtually offset by volume increases in earning assets, from $947.8 million in the fourth quarter of 2011 to $958.9 million in the first quarter of 2012.

Interest income increased $415,000, or 3.1%, from $13.4 million in the first quarter of 2011 to $13.8 million for the same period in 2012. Increases in both the amount of average interest earning assets and the yield on interest earning assets contributed to this increase. Average interest earning assets increased from $950.7 million in the first quarter of 2011 to $958.9 million in the first quarter of 2012. The yield on interest assets increased from 5.73% for the first quarter of 2011 to 5.79% for the first quarter of 2012.

Interest Expense

Interest expense was $2.7 million in the first quarter of 2012. This is a decrease of $152,000, or 5.3%, from interest expense of $2.9 million in the fourth quarter of 2011. Despite average interest bearing liabilities increasing $7.2 million during the first quarter of 2012, interest expense was lower as a result of a decline in the cost of interest bearing liabilities, from 1.27% in the fourth quarter of 2011 to 1.20% in the first quarter of 2012.

2

Interest expense declined 18.1%, or $599,000, from $3.3 million in the first quarter of 2011 to $2.7 million for the first quarter of 2012. The average balance of interest bearing liabilities declined over this time frame, from $919.2 in the first quarter of 2011 to $907.8 million in the first quarter of 2012. Additionally, the cost of interest bearing liabilities declined from 1.44% in the first quarter of 2011 to 1.20% in the first quarter of 2012.

Net Interest Income

Net interest income was $11.1 million for the quarter ended March 31, 2012, compared with $11.0 million for the quarter ended December 31, 2011. On a tax equivalent basis, net interest income was $11.2 million in the first quarter of 2012 compared with $11.1 million for the fourth quarter of 2011. The tax equivalent net interest margin decreased from 4.69% in the fourth quarter of 2011 to 4.65% for the first quarter of 2012. This was due to a decline in the net interest spread, from 4.63% to 4.59%, on a linked quarter basis.

Net interest income increased $1.0 million, or 10.1%, from $10.1 million in the first quarter of 2011 to $11.1 million in the first quarter of 2012. The net interest margin improved due to an increase in the yield on earning assets, from 5.73% in the first quarter of 2011, to 5.79% in the first quarter of 2012. This improvement was driven by performance on loans covered by the shared-loss agreements with the FDIC. Additionally, the cost of interest bearing liabilities declined 24 basis points, or $599,000, providing additional improvements in both the interest spread and net interest margin. The net interest spread was 4.29% and 4.59% and the net interest margin was 4.33% and 4.65%, respectively, in the first quarter of 2011 and the first quarter of 2012.

The following table presents the Company’s net interest margin, on a tax-equivalent basis, for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011.

NET INTEREST MARGIN

(Dollars in thousands)
	For the three months ended
	3/31/2012	12/31/2011	3/31/2011
Average interest earning assets	$958,921	$947,751	$950,678
Interest income	$13,809	$13,877	$13,394
Interest income - tax equivalent	$13,870	$13,968	$13,607
Yield on interest earning assets	5.79%	5.90%	5.73%
Average interest bearing liabilities	$907,829	$900,610	$919,214
Interest expense	$2,712	$2,864	$3,311
Cost of interest bearing liabilities	1.20%	1.27%	1.44%
Net interest income	$11,097	$11,013	$10,083
Net interest income - tax equivalent	$11,158	$11,104	$10,295
Interest spread	4.59%	4.63%	4.29%
Net interest margin	4.65%	4.69%	4.33%

Provision for Loan Losses

The Company reported total provision for loan losses of $250,000 at March 31, 2012. The provision for loan losses for non-covered loans was $500,000 for the quarter ended March 31, 2012. This compares with no provision for loan losses for non-covered loans in the fourth quarter of 2011 and $1.5 million for the first quarter of 2011. The provision for loan losses for covered loans was credited $250,000 in the first quarter of 2012 as a result of an improved risk profile within the covered loan portfolio.

The ratio of the allowance for loan losses to non-covered nonaccrual loans was 54.4% at March 31, 2012, compared with 52.0% at December 31, 2011 and 51.3% at March 31, 2011. The ratio of the allowance for loan losses to total non-covered loans was 2.54% at March 31, 2012, compared with 2.72% at December 31, 2011 and 4.19% at March 31, 2011. The decrease in this ratio from March 31, 2011 to March 31, 2012 is the result of the Company’s aggressive charge-off strategy, coupled with a lower volume of nonperforming loans. In addition, the Bank held $41.8 million in government-guaranteed loans of the United States Department of Agriculture (USDA) at March 31, 2012, with no allowance for loan losses required because of the guarantee. Net charged-off loans have trended lower since March 31, 2011 and were $1.4 million for the first quarter of 2012, compared with $929,000 for the fourth quarter of 2011 and $5.5 million in the first quarter of 2011.

3

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY

(Dollars in thousands)	2012	2011
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$14,835	$15,764	$16,803	$21,542	$25,543
Provision for loan losses	500	-	-	-	1,498
Charge-offs	(1,557)	(969)	(1,366)	(4,825)	(5,634)
Recoveries	157	40	327	86	135
Net charge-offs	$(1,400)	$(929)	$(1,039)	$(4,739)	$(5,499)
End of period	$13,935	$14,835	$15,764	$16,803	$21,542

Noninterest Income

Noninterest income was negative $1.1 million in the first quarter of 2012 compared with negative $1.5 million for the fourth quarter of 2011. This represents an improvement of $395,000, or 27.2%, on a linked quarter basis. Indemnification asset amortization is the largest component of noninterest income, and it can be either positive or negative. For the Company, it is negative due to better than expected performance by borrowers within the covered loan portfolio, which results in the write-down of the FDIC indemnification asset reported in noninterest income. Indemnification asset amortization was $1.9 million in the first quarter of 2012, compared with $2.6 million in the fourth quarter of 2011. Also positively influencing noninterest income in the first quarter of 2012 compared with the fourth quarter of 2011 was a $160,000 reduction in loss on sale of OREO properties, from $337,000 in the fourth quarter of 2011 to $177,000 in the first quarter of 2012.

Gains/(loss) on sale of securities declined on a linked quarter basis. Securities losses of $116,000 were recognized in the first quarter of 2012. The Company sold lower yielding mortgage backed securities, at a loss, and reinvested in higher yielding taxable municipal securities. Securities gains of $306,000 were recognized in the fourth quarter of 2011. Also offsetting increases in noninterest income in the first quarter of 2012 compared with the fourth quarter of 2011 were service charges on deposit accounts, which declined $30,000, from $647,000 to $617,000, and other noninterest income, which declined $34,000, from $535,000 to $501,000.

When comparing the first quarter of 2012 to the first quarter of 2011, noninterest income increased 24.8%, or $349,000. Noninterest income was negative $1.4 million in the first quarter of 2011 compared with negative $1.1 million for the same period in 2012. Indemnification asset amortization was the largest contributor to the increase, as it declined by $863,000, from negative $2.7 million in the first quarter of 2011 to negative $1.9 million in the first quarter of 2012. Gain/(loss) on sale of OREO declined from a loss of $612,000 in the first quarter of 2011 to a loss of $177,000 in the first quarter of 2012. This had a positive impact of $435,000 on noninterest income for the comparison period. Service charges on deposit accounts increased $41,000 from the first quarter of 2011 to the same period in 2012 and were $576,000 and $617,000, respectively.

Offsetting these increases in noninterest income in the first quarter of 2012 compared to the same period in 2011 were reductions in gains/(loss) on sale of securities and other noninterest income. Gains/(loss) on sale of securities decreased by $777,000, from a $661,000 gain in the first quarter of 2011 to a loss of $116,000 for the same period in 2012. Other noninterest income decreased $213,000 over the reporting period and was $714,000 in the first quarter of 2011 and $501,000 in the first quarter of 2012. This decrease is the result of fewer reimbursable losses from the FDIC for problem credit dispositions under the shared-loss agreements.

4

Noninterest Expense

Noninterest expense was $8.4 million in the first quarter of 2012, a decrease of $217,000, or 2.5%, from noninterest expense of $8.6 million for the fourth quarter of 2011. Several line items in noninterest expense experienced decreases on a linked quarter basis. Other operating expenses declined $232,000, professional fees declined $41,000, legal fees declined $39,000, occupancy expenses declined $29,000, and equipment expense declined $3,000. Within other operating expenses, advertising expense declined $80,000, bank franchise tax declined $69,000, credit expense declined $18,000, and directors expense declined $18,000.

Offsetting these noninterest expense decreases in the first quarter of 2012 compared to the fourth quarter of 2011 were increases in salaries and employee benefits, data processing expense, and FDIC assessment. Salaries and employee benefits of $4.2 million increased $60,000 when comparing the first quarter of 2012 to the fourth quarter of 2011. Data processing expense increased $58,000 while FDIC assessment increased by $9,000.

Noninterest expense was $8.4 million in the first quarter of 2012 and decreased by 8.7%, or $801,000, from noninterest expense of $9.2 million in the first quarter of 2011. Several line items within noninterest expense exhibited decreases, led by a $288,000 reduction in FDIC assessment, due to the smaller deposit base and a revision in the FDIC methodology, and a decline of $207,000 in other operating expense. Occupancy expenses declined $183,000, professional fees declined $106,000, legal fees declined $81,000, and equipment expense declined $35,000. Within other operating expenses, bank franchise tax declined $107,000, credit expense declined $58,000, and advertising expense declined $38,000.

Offsetting these expense decreases were increases of $65,000 in data processing fees, and $34,000 in salaries and employee benefits.

Income Taxes

Income tax expense was $390,000 for the three months ended March 31, 2012, compared with income tax expense of $239,000 for the fourth quarter of 2011. Income tax benefit of $838,000 was recognized in the first quarter of 2011.

FINANCIAL CONDITION

At March 31, 2012, the Company had total assets of $1.103 billion, an increase of $10.2 million, or 1.0%, from total assets of $1.092 billion at December 31, 2011. Total loans, including $94.7 million in loans covered by the FDIC shared-loss agreements, were $643.5 million at March 31, 2012, increasing from $642.3 million at December 31, 2011. The carrying value of covered loans declined $2.9 million, or 2.9%, from December 31, 2011 to March 31, 2012. Non-covered loans increased $4.1 million, from $544.7 million at December 31, 2011 to $548.8 million at March 31, 2012. The largest increase occurred in commercial real estate loans, which increased $10.8 million, or 4.9%, from $220.5 million at December 31, 2011 to $231.3 million at March 31, 2012. Construction and land development loans declined $8.5 million, or 11.2%, from $75.7 million at December 31, 2011 to $67.2 million at March 31, 2012.

During the third quarter of 2011, the Bank began purchasing government-guaranteed loans under programs administered by the USDA. The Bank has purchased only the government-guaranteed portion of any of the loans that have been originated by other financial institutions. In the first quarter of 2012, $5.3 million in USDA loan balances were added, bringing the total to $41.8 million at March 31, 2012. USDA balances are reflected in non-covered loans and are classified according to collateral and purpose.

The allowance for loan losses to non-covered loans was 2.54% at March 31, 2012 compared with 2.72% at December 31, 2011. Excluding USDA government-guaranteed loan balances, the allowance for loan losses to total non-covered loans would have been 2.75% at March 31, 2012 and 2.92% at December 31, 2011.

5

The following table shows the composition of the Company’s non-covered loan portfolio on a linked quarter basis.

NON-COVERED LOANS

(Dollars in thousands)	March 31, 2012		December 31, 2011
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$127,111	23.15%	$127,200	23.34%
Commercial	231,274	42.13%	220,471	40.46%
Construction and land development	67,240	12.25%	75,691	13.89%
Second mortgages	8,458	1.54%	8,129	1.49%
Multifamily	19,785	3.60%	19,746	3.62%
Agriculture	10,897	1.99%	11,444	2.10%
Total real estate loans	464,765	84.66%	462,681	84.90%
Commercial loans	73,959	13.47%	72,149	13.24%
Consumer installment loans	8,597	1.57%	8,461	1.55%
All other loans	1,659	0.30%	1,659	0.31%
Gross loans	548,980	100.00%	544,950	100.00%
Allowance for loan losses	(13,935)		(14,835)
Net unearned income on loans	(191)		(232)
Non-covered loans, net of unearned income	$534,854		$529,883

The Company’s securities portfolio, excluding equity securities, decreased $2.8 million, or 1.0%, during the quarter ended March 31, 2012 to $294.4 million. The Company had cash and cash equivalents of $35.8 million at March 31, 2012, compared with $21.8 million at December 31, 2011. There were Federal funds sold of $2.5 million at March 31, 2012 compared with no Federal funds sold at December 31, 2011.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, on a linked quarter basis.

SECURITIES PORTFOLIO

(Dollars in thousands)	March 31, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$16,384	$16,479	$8,260	$8,447
State, county and municipal	78,078	81,372	58,183	62,043
Corporate and other bonds	6,788	6,739	4,801	4,631
Mortgage backed securities	129,945	130,721	156,582	157,643
Total securities available for sale	$231,195	$235,311	$227,826	$232,764

	March 31, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$12,161	$13,311	$12,168	$13,479
Mortgage backed securities	46,956	49,522	52,254	55,106
Total securities held to maturity	$59,117	$62,833	$64,422	$68,585

6

Interest bearing deposits at March 31, 2012 were $867.0 million, a decrease of $1.5 million from December 31, 2011. NOW accounts declined $9.4 million, or 7.3%, from $128.8 million at December 31, 2011 to $119.4 million at March 31, 2012. Time deposits less than $100,000 declined $8.4 million, from $326.4 million at December 31, 2011 to $318.0 million at March 31, 2012. Time deposits $100,000 and over increased $15.6 million, or 6.8%, from $228.1 million at December 31, 2011 to $243.7 million at March 31, 2012.

The following table details the mix of interest bearing deposits at March 31, 2012, December 31, 2011 and March 31, 2011.

INTEREST BEARING DEPOSITS

(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
NOW	$119,356	$128,758	$105,870
MMDA	113,365	115,397	127,284
Savings	72,587	69,872	66,733
Time deposits less than $100,000	318,016	326,383	346,018
Time deposits $100,000 and over	243,678	228,128	219,508
Total interest bearing deposits	$867,002	$868,538	$865,413

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of March 31, 2012 and December 31, 2011.

Asset Quality – non-covered assets

Nonaccrual loans were $25.6 million at March 31, 2012, compared with $28.5 million at December 31, 2011. Nonaccrual loans were $42.0 million at March 31, 2011 and have declined each quarter since. The first quarter 2012 decrease of $2.9 million, or 10.3%, was comprised of $3.2 million in additions to nonaccrual loans, $3.1 million of loans transferred to other real estate and $3.0 million in paydowns and charge-offs. Total nonperforming assets decreased $2.1 million from $40.8 million at December 31, 2011 to $38.7 million at March 31, 2012. Total charge-offs for the first quarter of 2012 were $1.6 million and recoveries were $157,000. Non-covered other real estate owned increased $2.4 million, from $10.3 million at December 31, 2011 to $12.7 million at March 31, 2012. This change reflects additions of $3.1 million and reductions by sales and writedowns of $732,000. Write-downs and transfers were $0 for the fourth quarter of 2011.

The ratio of nonperforming assets to loans and other real estate declined from 7.35% at December 31, 2011 to 6.89% at March 31, 2012. The ratio of the allowance for loan losses to nonperforming assets was 36.01% at March 31, 2012, compared with 36.36% at December 31, 2011.

7

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the periods indicated:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)	2012	2011
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccruing loans	$25,601	$28,542	$36,177	$37,736	$42,029
Loans past due over 90 days and accruing interest	403	2,005	80	-	282
Total nonperforming non-covered loans	$26,004	$30,547	$36,257	$37,736	$42,311
Other real estate owned non-covered	12,696	10,252	8,858	12,393	7,332
Total nonperforming non-covered assets	$38,700	$40,799	$45,115	$50,129	$49,643

Allowance for loan losses	$13,935	$14,835	$15,764	$16,803	$21,542
Average loans during quarter, net of unearned income	$549,019	$521,194	$498,201	$506,752	$517,805
Loans, net of unearned income	$548,789	$544,718	$505,165	$501,056	$514,276

Allowance for loan losses to loans	2.54%	2.72%	3.12%	3.35%	4.19%
Allowance for loan losses to nonperforming assets	36.01%	36.36%	34.94%	33.52%	43.39%
Allowance for loan losses to nonaccrual loans	54.43%	51.97%	43.57%	44.53%	51.26%
Nonperforming assets to loans and other real estate	6.89%	7.35%	8.78%	9.76%	9.52%
Net charge-offs for quarter to average loans, annualized	1.02%	0.71%	0.83%	3.74%	4.25%

A further breakout of nonaccrual loans, excluding covered loans, at March 31, 2012 and December 31, 2011 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)	March 31, 2012		December 31, 2011
	Amount of Nonaccrual Loans	% of Non-covered Loans	Amount of Nonaccrual Loans	% of Non-covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$5,677	1.03%	$5,320	0.98%
Commercial	8,240	1.50%	9,187	1.69%
Construction and land development	10,388	1.89%	12,718	2.33%
Second mortgages	185	0.03%	189	0.04%
Multifamily	—	—	—	—
Agriculture	54	0.01%	53	0.01%
Total real estate loans	24,544	4.47%	27,467	5.04%
Commercial loans	880	0.16%	1,003	0.18%
Consumer installment loans	177	0.03%	72	0.01%
All other loans	—	—	—	—
Gross loans	$25,601	4.66%	$28,542	5.24%

8

Capital Requirements

Stockholders’ equity at March 31, 2012 was $111.4 million, or 10.1% of total assets, compared with stockholders’ equity of $111.2 million, or 10.2% of total assets at December 31, 2011.

The Company’s ratio of total risk-based capital was 16.4% at March 31, 2012 compared to 16.2% at December 31, 2011. The tier 1 risk-based capital ratio was 15.2% at March 31, 2012 and 15.0% at December 31, 2011. The Company’s tier 1 leverage ratio was 9.0% at March 31, 2012 and 8.9% at December 31, 2011.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, April 27, 2012 at 11:00 a.m. Eastern Time to discuss the first quarter 2012 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least 10 minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 2:00 p.m. Eastern Time on April 27, 2012 until 9:00 a.m. Eastern Time on May 7, 2012. The replay will be available by dialing 877-344-7529 and entering access code 10013266 or through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

9

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

10

Consolidated Statements of Financial Condition

Unaudited (Dollars in thousands)

	March 31, 2012	December 31, 2011	March 31, 2011

Assets
Cash and due from banks	$14,784	$11,078	$18,147
Interest bearing bank deposits	18,500	10,673	13,600
Federal funds sold	2,500	-	5,000
Total cash and cash equivalents	35,784	21,751	36,747

Securities available for sale, at fair value	235,311	232,764	213,347
Securities held to maturity	59,117	64,422	77,793
Equity securities, restricted, at cost	6,939	6,872	7,119
Total securities	301,367	304,058	298,259

Loans held for resale	349	580	-

Loans	548,789	544,718	514,276
Covered FDIC loans	94,695	97,561	108,329
Allowance for loan losses (non-covered)	(13,935)	(14,835)	(21,542)
Allowance for loan losses (covered)	(460)	(776)	(829)
Net loans	629,089	626,668	600,234

Bank premises and equipment	34,754	35,084	35,206
Other real estate owned	12,696	10,252	7,332
Covered FDIC other real estate owned	3,974	5,764	9,116
Covered FDIC receivable	1,402	1,780	1,398
Bank owned life insurance	14,730	14,592	6,895
Core deposit intangibles, net	11,992	12,558	14,254
FDIC indemnification asset	40,232	42,641	55,535
Other assets	16,309	16,768	20,517
Total assets	$1,102,678	$1,092,496	$1,085,493

Liabilities
Deposits:
Demand:
Noninterest bearing	77,055	64,953	64,128
Interest bearing	867,002	868,538	865,413
Total deposits	944,057	933,491	929,541

Federal Home Loan Bank advances	37,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	6,075	6,701	8,968
Total liabilities	991,256	981,316	979,633

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(399)	(454)	(609)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (50,000,000 shares authorized $0.01 par value) issued and outstanding of 21,627,549 shares, 21,468,455 shares, and 21,468,455 shares, respectively	216	216	215
Additional paid in capital	144,259	144,243	143,999
Accumulated deficit	(52,828)	(53,761)	(56,244)
Dividends paid on preferred stock	(221)	-	-
Accumulated other comprehensive income (loss)	1,678	2,219	(218)
Total stockholders' equity	111,422	111,180	105,860
Total liabilities and stockholders' equity	$1,102,678	$1,092,496	$1,085,493

11

Income Statement Trend Analysis

Unaudited (Dollars in thousands)

	Three months ended		Three months ended
	March 31,	YTD	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011	2011
Interest and dividend income
Interest and fees on loans	$7,687	$29,272	$7,396	$7,314	$7,328	$7,234
Interest and fees on FDIC covered loans	3,914	17,576	4,251	4,667	4,838	3,820
Interest on federal funds sold	1	6	1	1	2	2
Interest on deposits in other banks	12	65	13	28	10	14
Investments (taxable)	2,077	8,091	2,036	2,058	2,085	1,912
Investments (nontaxable)	118	1,025	180	204	229	412
Total interest income	13,809	56,035	13,877	14,272	14,492	13,394
Interest expense
Interest on deposits	2,353	10,815	2,504	2,621	2,711	2,979
Interest on federal funds purchased	-	1	-	-	1	-
Interest on other borrowed funds	359	1,412	360	353	367	332
Total interest expense	2,712	12,228	2,864	2,974	3,079	3,311

Net interest income	11,097	43,807	11,013	11,298	11,413	10,083

Provision for loan losses	250	1,498	-	-	-	1,498
Net interest income after provision for loan losses	10,847	42,309	11,013	11,298	11,413	8,585
Noninterest income
Loss on sale of OREO	(177)	(2,869)	(337)	(1,671)	(249)	(612)
FDIC indemnification asset amortization	(1,882)	(10,364)	(2,603)	(2,359)	(2,657)	(2,745)
Gains/(loss) on sale of securities	(116)	2,868	306	1,725	176	661
Service charges on deposit accounts	617	2,503	647	643	637	576
Other	501	2,911	535	1,000	662	714
Total noninterest income	(1,057)	(4,951)	(1,452)	(662)	(1,431)	(1,406)
Noninterest expense
Salaries and employee benefits	4,238	16,603	4,178	4,050	4,171	4,204
Occupancy expenses	631	2,894	660	687	733	814
Equipment expenses	295	1,237	298	289	320	330
Legal fees	24	444	63	241	35	105
Professional fees	85	583	126	68	198	191
FDIC assessment	584	2,788	575	580	761	872
Data processing fees	517	1,864	459	478	476	452
Amortization of intangibles	565	2,261	565	565	565	565
Other operating expenses	1,471	7,180	1,703	1,724	2,075	1,678
Total noninterest expense	8,410	35,854	8,627	8,682	9,334	9,211

Net income/(loss) before income tax	1,380	1,504	934	1,954	648	(2,032)
Income tax (expense) benefit	(390)	(60)	(239)	(532)	(127)	838

Net income/(loss)	$990	$1,444	$695	$1,422	$521	$(1,194)
Dividends paid on preferred stock	221	-	-	-	-	-
Accretion of discount on preferred stock	55	206	51	51	53	51
Preferred dividends not paid	-	884	221	221	221	221
Net income/(loss) available to common stockholders	$714	$354	$423	$1,150	$247	$(1,466)

12

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Quarter ended March 31, 2012			Quarter ended December 31, 2011			Quarter ended March 31, 2011
			Average			Average			Average
	Average	Interest	Rates	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans, including fees	$549,019	$7,687	5.60%	$521,194	$7,396	5.68%	$517,805	$7,234	5.59%
Loans covered by FDIC loss share	95,546	3,914	16.39%	98,283	4,251	17.30%	112,463	3,820	13.59%
Total loans	644,565	11,601	7.20%	619,477	11,647	7.52%	630,268	11,054	7.02%
Interest bearing bank balances	16,565	12	0.28%	26,961	13	0.20%	14,681	14	0.39%
Federal funds sold	2,967	1	0.10%	1,739	1	0.10%	4,611	2	0.19%
Investments (taxable)	282,510	2,077	2.94%	280,771	2,036	2.90%	257,244	1,912	2.97%
Investments (tax exempt) (1)	12,314	179	5.81%	18,803	271	5.76%	43,874	624	5.69%
Total earning assets	958,921	13,870	5.79%	947,751	13,968	5.90%	950,678	13,606	5.73%
Allowance for loan losses	(15,711)			(15,983)			(24,918)
Non-earning assets	150,278			151,277			169,080
Total assets	$1,093,488			$1,083,045			$1,094,840

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$235,663	$244	0.41%	$235,291	$284	0.48%	$232,483	$346	0.60%
Savings	71,148	72	0.41%	69,480	82	0.47%	64,958	85	0.52%
Time deposits	559,709	2,037	1.46%	554,713	2,138	1.54%	580,509	2,548	1.76%
Total deposits	866,520	2,353	1.09%	859,484	2,504	1.17%	877,950	2,979	1.36%
Fed funds purchased	185	0	0.61%	2	0	0.71%	140	1	0.61%
FHLB and other borrowings	41,124	359	3.50%	41,124	360	3.51%	41,124	331	3.22%
Total interest-bearing liabilities	907,829	2,712	1.20%	900,610	2,864	1.27%	919,214	3,311	1.44%
Non-interest bearing deposits	69,036			66,111			62,459
Other liabilities	4,868			5,434			5,548
Total liabilities	981,733			972,155			987,221
Stockholders' equity	111,755			110,890			107,619
Total liabilities and stockholders' equity	$1,093,488			$1,083,045			$1,094,840
Net interest earnings		$11,158			$11,104			$10,295
Interest spread			4.59%			4.63%			4.29%
Net interest margin			4.65%			4.69%			4.33%

(1)Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

13

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	March 31, 2012	December 31, 2011	March 31, 2011
Common Tangible Book Value
Total stockholder's equity	111,422,000	111,180,000	105,860,000
Preferred stock (net)	18,318,000	18,263,000	18,108,000
Core deposit intangible	11,992,000	12,558,000	14,254,000
Common tangible book value	81,112,000	80,359,000	73,499,000
Shares outstanding	21,627,549	21,627,549	21,468,455
Common tangible book value per share	$3.75	$3.72	$3.42

Stock price	$2.14	$1.15	$1.16

Price/common tangible book	57.1%	30.9%	33.9%

Common tangible book/common tangible assets
Total assets	$1,102,678,000	$1,092,496,000	1,085,493,000
Preferred stock (net)	18,318,000	18,263,000	18,108,000
Goodwill	-	-	-
Core deposit intangible	11,992,000	12,558,000	14,254,000
Common tangible assets	1,072,368,000	1,061,675,000	1,053,132,000
Common tangible book	$81,112,000	$80,359,000	$73,499,000
Common tangible equity to assets	7.56%	7.57%	6.98%

14